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PSB GROUP, INC. ANNOUNCES                                           EXHIBIT 99.1

FIRST-QUARTER EARNINGS

Madison Heights, MI. April 19, 2006 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced net income for the first quarter of 2006 was $735,000 or $.24 per average outstanding share, compared to $887,000, or $.29 per average outstanding share in the first quarter of 2005.

     Total assets as of March 31, 2006 were $495,428,000 compared to $477,908,000 on March 31, 2005. The lending portfolio totaled $371,371,000 as of March 31, 2006 compared to $341,497,000 at March 31, 2005. Deposits totaled $436,821,000 on March 31, 2006 compared to $419,427,000 at the same time 2005.

     Robert L. Cole, President and Chief Executive Officer, commenting on first-quarter earnings in 2006 when compared to the same period in 2005, stated "Increased operational and staffing expenses in the amount of $366,000 that are associated with the cost of opening two new full-service banking centers by Peoples State Bank last year, development costs for a new banking center to be constructed in Troy during 2006, and costs related to the acquisition of Nations One Mortgage by Universal Mortgage Corporation, all contributed to downward pressure on earnings in the first-quarter of this year."

     Cole went on to say "Peoples State Bank has been considerably more aggressive in marketing and advertising this year, which achieved an increase in new account growth, as well as improved brand recognition in our market area, but the associated expenses are $137,000 higher than they were for the same period of time in 2005." Cole also noted that "Low-yield securities were sold at a short-term, $54,000 upfront loss during the first-quarter of 2006; higher-yield securities that were purchased to replace them should break-even during the second-quarter and are expected to provide a positive contribution to earnings beginning in the


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third-quarter."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren; in addition to a commercial loan production office in Mt. Clemens. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area from offices in Ann Arbor, Clinton Township, Fenton, Howell, Macomb Township, Troy and Warren.

     Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the Bank's market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the Bank's and Corporation's reports. These forward-looking statements represent the Bank's judgment as of the date of this report. The Bank disclaims, however, any intent or obligation to update these forward-looking statements.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900


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